Exhibit 5.1

[Foley Hoag LLP Letterhead]

March 29, 2005

ABIOMED, Inc.
22 Cherry Hill Drive
Danvers, Massachusetts 01923

Re:  Nonqualified Stock Option Granted by ABIOMED, Inc. to Michael R. Minogue dated April 5, 2004.

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ABIOMED, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 100,000 shares (the “Shares”) of its common stock, par value $0.01 per share, which are issuable upon exercise of a nonqualified stock option granted to Michael R. Minogue (the “Option”).

In arriving at the opinion expressed below, we have examined and relied on the Restated Certificate of Incorporation of the Company, as amended to date, the By-Laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors of the Company provided to us by the Company relating to the Option and the Shares, the Registration Statement and the Option.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

We assume that all Shares to be issued upon exercise of the Option will be issued in accordance with the applicable terms of the Option.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of the Option and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.  Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

FOLEY HOAG LLP

By:	/s/ Peter M. Rosenblum
a Partner